CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 31 and Amendment No. 33 to the Registration Statement on Form N-1A of North Square Investments Trust and to the use of our report dated December 30, 2022 on the financial statements and financial highlights of the North Square Advisory Research Small Cap Value Fund, North Square Strategic Income Fund, North Square Altrinsic International Equity Fund, and North Square McKee Bond Fund, each a series of North Square Investments Trust. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectus.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 26, 2024